                                                      REGISTRATION NO. ___-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                        VOICESTREAM WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)

                Delaware                               91-1983600
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification No.)

                              12920 SE 38th Street
                           Bellevue, Washington 98006
                                 (425) 378-4000

  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                      2000 EXECUTIVE RESTRICTED STOCK PLAN
                              (Full title of plan)

           Alan R. Bender, Esq.                            Copy to:
         Executive Vice President,                   Richard B. Dodd, Esq.
       General Counsel and Secretary                Matthew S. Topham, Esq.
     VoiceStream Wireless Corporation              Preston Gates & Ellis LLP
           12920 SE 38th Street                  701 Fifth Avenue, Suite 5000
        Bellevue, Washington 98006                 Seattle, Washington 98104
              (425) 378-4000                            (206) 623-7580

  (Name, address, including ZIP code, and
  telephone number, including area code,
           of agent for service)


=====================================================================================================================
                                                                               Maximum
   Title of securities         Amount to be         Maximum offering      aggregate offering         Amount of
    to be registered          registered(1)        price per unit(2)          price(2)            registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share               92,119 shares            $113.75             $10,478,536.25             $2,620
=====================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares registered as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) based upon the average of the high and low prices of VoiceStream Wireless Corporation common stock reported on February 9, 2001, as reported on the Nasdaq Stock Market.

                                EXPLANATORY NOTE

         VoiceStream Wireless Corporation has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of our common stock, $0.001 par value per share, that constitute "restricted securities" (as defined in Rule 144(a)(3) promulgated under the 1933 Act) for reoffers and resales by our employees named herein, as contemplated by Instruction C to Form S-8 under the 1933 Act. The form of reoffer prospectus is included herein immediately following this explanatory note, prepared in accordance with Part I of Form S-3 under the 1933 Act. The reoffer prospectus may be utilized for reofferings and resales of up to 92,119 shares of our common stock acquired by the selling shareholders.

                                     PART I

                               REOFFER PROSPECTUS

                        VOICESTREAM WIRELESS CORPORATION
                          92,119 Shares of Common Stock
                    ----------------------------------------

         This prospectus is part of a registration statement that covers 92,119 shares of our common stock. These shares may be offered and sold from time to time by the selling shareholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $8,000.

         The common stock is traded on the Nasdaq Stock Market under the symbol VSTR. The average of the high and low prices of the common stock as reported on the Nasdaq Stock Market on February 12, 2001 was $114.1875 per share.

         Investing in our common stock involves risk. Please see "Risk Factors" beginning on page 4.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                -------------------------------------------------
                The date of this prospectus is February 13, 2001.

                                TABLE OF CONTENTS

THE COMPANY.................................................................  3

RISK FACTORS................................................................  4

FORWARD-LOOKING STATEMENTS.................................................. 10

USE OF PROCEEDS............................................................. 10

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION............................... 10

LEGAL MATTERS............................................................... 12

EXPERTS..................................................................... 12

WHERE YOU CAN FIND MORE INFORMATION......................................... 12


        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

        THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

        YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                                   THE COMPANY

        We are a national provider of personal communications service in the United States using GSM wireless technology. As of September 30, 2000, we, together with joint ventures in which we hold interests, had licenses to provide service to over 220 million people and operating systems from New York to Hawaii, serving approximately 3.3 million subscribers. We have licenses in 23 of the 25 largest markets in the United States. In addition, we hold 49.9% minority interests in two joint ventures controlled by Cook Inlet Region, Inc., Cook Inlet/VS GSM IV PCS Holdings, LLC and Cook Inlet/VS GSM V PCS Holdings, LLC. Subsidiaries of these joint ventures are qualified to obtain C and F Block licenses that we cannot obtain directly. Subsidiaries of Cook Inlet/VS GSM IV PCS Holdings have entered into agreements to acquire licenses in markets including Philadelphia, Pennsylvania; Las Vegas, Nevada; New Orleans, Louisiana; Battle Creek, Michigan; and Corpus Christi, Texas. In addition, a subsidiary of Cook Inlet/VS GSM V PCS Holdings participated in FCC Auction No. 35 to acquire C and F block licenses and was the highest bidder in 22 markets covering approximately 21 million people, at a cost of $506,376,000.

        We were incorporated in June 1999 as a Delaware corporation to act as the parent company for business combinations involving our predecessor, now named "VS Washington Corporation." Prior to May 3, 1999, VS Washington was an 80.1%-owned subsidiary of Western Wireless Corporation. The remaining 19.9% was owned by Hutchison Telecommunications PCS (USA) Limited, a subsidiary of Hutchison Whampoa Limited, a Hong Kong company. On May 3, 1999, VS Washington was formally separated in a spin-off transaction from Western Wireless's other operations. In the first half of 2000, we acquired Omnipoint Corporation and Aerial Communications, Inc., substantially increasing our geographic coverage.

        Our principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006, our telephone number is (425) 378-4000, and we maintain a website on the Internet at www.voicestream.com. Information on our website is not a part of this prospectus.


                          CERTAIN MATERIAL DEVELOPMENTS

ACQUISITION OF VOICESTREAM BY DEUTSCHE TELEKOM

        On July 23, 2000, we announced that we had entered into a definitive merger agreement with Deutsche Telekom AG. If the merger is completed, we will become a wholly-owned subsidiary of Deutsche Telekom, and holders of our common stock will become entitled to receive a combination of $30 in cash and 3.2 Deutsche Telekom shares for each of their shares of our common stock, subject to certain adjustments. In lieu of that combination, our shareholders may elect to receive either 3.7647 Deutsche Telekom shares or $200 in cash for each of their shares of our common stock; however, both of those elections will be subject to proration and adjustment.

        The completion of the Deutsche Telekom/VoiceStream merger is subject to regulatory approvals and other customary conditions, including the approval of our shareholders. Certain of our shareholders that beneficially owned in the aggregate more than 50% of the outstanding VoiceStream common stock on the date of the Deutsche Telekom/VoiceStream merger agreement entered into agreements with Deutsche Telekom in which they agreed, among other things, to vote their shares in favor of the merger.

INVESTMENT IN VOICESTREAM BY DEUTSCHE TELEKOM

        In a separate transaction, on July 23, 2000 Deutsche Telekom agreed to purchase, for $5 billion, 3,906,250 shares of a new class of our convertible voting preferred stock having a liquidation preference of $1280 per share. This purchase was completed on September 6, 2000. If the Deutsche Telekom/VoiceStream merger agreement is terminated before the Deutsche Telekom/Voicestream merger is completed, the convertible voting preferred stock will become convertible into our common stock at $160 per share. Prior to conversion, the convertible voting preferred stock votes together with our common stock as a single class and has one vote per share. We also granted Deutsche Telekom the right to purchase its pro rata amount of certain subsequent issuances of equity securities in order to permit Deutsche Telekom to maintain its percentage ownership of us, and Deutsche Telekom has agreed, in the event that the Deutsche Telekom/VoiceStream merger agreement is terminated before the Deutsche Telekom/VoiceStream merger is completed, to a standstill limiting its ownership of us to 33% in the first two years after September 6, 2000, 36% in the third year and 40% in the fourth and fifth years.

ACQUISITION OF POWERTEL BY VOICESTREAM

        On August 26, 2000, we entered into a definitive merger agreement with Powertel, Inc. If the VoiceStream/Powertel merger is completed, Powertel will become our wholly-owned subsidiary, and each share of Powertel common stock will be converted into the right to receive a number of shares of our common stock determined as follows: (i) 0.75 of a share of our common stock if the average closing price of our common stock prior to the closing date of the VoiceStream/Powertel merger is $113.33 or below; (ii) 0.65 of a share of our common stock if the average closing price of our common stock is $130.77 or above; and (iii) if the average closing price of our common stock is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the average closing price of our common stock. Each share of Powertel preferred stock will be converted into the right to receive a number of shares of our common stock determined as if the Powertel preferred stock were converted into Powertel common stock plus, with respect to Powertel's Series E preferred stock and Series F preferred stock, the number of shares of Powertel common stock that represent accrued or declared but unpaid dividends on that preferred stock.

        The completion of the VoiceStream/Powertel merger is subject to regulatory approvals and other customary conditions, including the approval of VoiceStream and Powertel shareholders. Certain of our shareholders beneficially owning in the aggregate more than 50% of our outstanding common stock on the date of the VoiceStream/Powertel merger agreement entered into agreements with Powertel in which they agreed, among other things, to vote their shares in favor of the VoiceStream/Powertel merger. Certain Powertel shareholders beneficially owning in the aggregate more than 50% of the outstanding Powertel common stock as of the date of the VoiceStream/Powertel merger agreement entered into agreements with us in which they agreed, among other things, to vote their shares in favor of the VoiceStream/Powertel merger.

        At the same time as it entered into the VoiceStream/Powertel merger agreement, Powertel also entered into a merger agreement with Deutsche Telekom, which, if consummated, will result in Powertel becoming a wholly-owned subsidiary of Deutsche Telekom. If our merger with Deutsche Telekom is consummated, the VoiceStream/Powertel merger agreement will terminate automatically. If the Deutsche Telekom/VoiceStream merger agreement is terminated, the Deutsche Telekom/Powertel merger agreement will terminate automatically and we would expect to complete the VoiceStream/Powertel merger.


                                  RISK FACTORS

        The risks of an investment in our common stock will be influenced by which, if any, of the transactions described above is finalized. The risk factors that follow are grouped according to the three possible scenarios:

        - the general risks that apply to an investment in our shares regardless of whether the transactions with Deutsche Telekom and/or Powertel are completed;

        - risk factors relating to the Deutsche Telekom/VoiceStream merger (which also include the Deutsche Telekom/Powertel merger); and

        - risk factors relating to the VoiceStream/Powertel merger (assuming the Deutsche Telekom/VoiceStream merger is not completed).

RISKS AFFECTING VOICESTREAM GENERALLY

        You should consider the following factors before deciding to purchase our common stock. These risks apply to an investment in our common stock whether or not any of the transactions with Deutsche Telekom and/or Powertel occurs.

WE ARE HIGHLY LEVERAGED, WHICH MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS TO MEET OUR CAPITAL REQUIREMENTS FOR THE BUILD-OUT AND DEVELOPMENT OF OUR SYSTEMS AND FOR OUR PARTICIPATION IN UPCOMING FCC LICENSE AUCTIONS

        Our level of debt could affect our ability to build out our systems and develop new systems. Without sufficient funds, we may have to delay or abandon some or all of our plans to participate in upcoming Federal Communications Commission, which we refer to in this document as the FCC, license auctions and/or our planned build-out, which could materially limit our ability to compete in the wireless telecommunications industry. Our level of debt and the incurrence of additional debt could have other consequences, such as requiring us to dedicate a greater portion of our cash flow from operations to paying principal and interest and limiting our flexibility to react competitively to changes in the wireless telecommunications industry.

WE FACE INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS WHO MAY HAVE GREATER FINANCIAL RESOURCES AND WHO MAY BE TARGETING MANY OF THE SAME CUSTOMERS THAT WE TARGET. THIS COMPETITION COULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR SUBSCRIBER BASE AND REVENUES

        We compete with providers of PCS, cellular, and other wireless telecommunications services. Under the current rules of the FCC, up to six PCS licensees and two cellular licensees, as well as digital specialized mobile radio licensees, may operate in each geographic area. Proposed or future rules may increase the number of licenses available. We compete against AT&T Wireless Services, Inc., Verizon Wireless Inc., Nextel Communications, Inc., Cingular Wireless LLC which is the joint venture between SBC Communications and BellSouth, Sprint Corporation and US West Wireless LLC, among others. Many of these competitors have substantially greater financial resources than we do, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks and Verizon and Cingular, among others, through joint ventures and affiliation arrangements, operate or plan to operate substantially nationwide wireless systems throughout the continental United States. With so many companies targeting many of the same customers, we might not be able to successfully attract and retain customers and grow our subscriber base and revenues.

WE HAVE SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BECOME PROFITABLE

        We sustained operating losses of approximately $890.7 million for the nine months ended September 30, 2000, and $322.8 million in fiscal 1999, $204.6 million in fiscal 1998 and $196.9 million in fiscal 1997. At September 30, 2000, we had an accumulated deficit of $2.4 billion and equity, net of accumulated deficit, of $7.8 billion. We expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while we continue to develop and construct our systems and grow our subscriber base. We might not be able to achieve or sustain profitability or positive cash flow from operating activities in the future and we might not generate sufficient cash flow to service current or future debt requirements.

OUR ABILITY TO EXPAND AND PROVIDE SERVICE IS LIMITED BY OUR ABILITY TO OBTAIN FCC LICENSES, WHICH ARE LIMITED IN NUMBER

        We do not have licenses covering the entire United States. Our ability to expand is limited to those markets where we have obtained or can obtain licenses with sufficient spectrum to provide PCS service, or where we economically can become resellers of service. Because there are a limited number of licenses available, and because resale agreements require mutual consent of the incumbent PCS license holders, there is a risk that we may not be able to obtain the licenses we need for expansion.

WE ARE AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE WE HAVE ENTERED INTO JOINT VENTURES THAT WE DO NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

        C Block and F Block licenses are two sets of licenses issued by the FCC that enable their holders to provide wireless communications services in the portion of the radio spectrum that is commonly referred to as "PCS". When implementing the PCS licensing scheme in the United States, the FCC adopted rules that granted a narrow category of entities, referred to as designated entities, the right to bid for and own C and F Block licenses. In order to continue expansion of service to our customers, we obtained 49.9% minority interests in two joint ventures controlled by Cook Inlet Region, Inc., each of which is qualified through its subsidiaries to obtain C and F Block licenses that we cannot directly obtain. Subsidiaries of one of the joint ventures have entered into agreements to acquire C and F Block licenses and a subsidiary of the other joint venture participated in FCC Auction No.
35 of C and F Block licenses. Through reseller and other contractual arrangements between us and the two joint ventures, our customers will be able to obtain service in the joint ventures' territories. In all markets where the joint ventures operate, we will be at risk because Cook Inlet will be in control and can choose to operate independently of us. If these joint venture entities determine to operate independently, our ability to compete on a national scale may be adversely affected.

WE OR JOINT VENTURES IN WHICH WE HOLD AN INTEREST COULD LOSE LICENSES AS A RESULT OF COURT PROCEEDINGS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO PROVIDE NATIONAL COVERAGE

        All of the C Block licenses controlled by us could be affected by U.S. AirWaves, Inc. v. FCC. U.S. AirWaves participated in the original C Block auction, which concluded on May 6, 1996, but withdrew after the bids exceeded the maximum prices it was willing to pay. U.S. AirWaves sought judicial review of two orders in the FCC's rulemaking proceeding on payment financing for PCS licenses: the Second Report and Order and the Order on Reconsideration of the Second Report and Order (WT Docket No. 97-82). These orders enabled initial C Block licensees to return licenses or modify the conditions of payment. The court consolidated into this case similar petitions filed by several other parties. On November 21, 2000, the U.S. Court of Appeals for the D.C. Circuit upheld the FCC's rulemaking proceeding. However, U.S. AirWaves may appeal the ruling. If the decision of the Court of Appeals is appealed and the appeal is successful, the orders could be reversed and affected licenses could be returned to the FCC for reauction.

        Additionally, 25 C Block licenses that we control were issued subject to the outcome of the bankruptcy proceeding of the original licensee, a subsidiary of Pocket Communications, Inc., which was conditionally granted 43 C Block licenses in 1996. Pursuant to an FCC order, the bankruptcy debtors elected to relinquish certain licenses, which subsequently were reauctioned, and the bankruptcy court issued an order making the election effective. A group of secured creditors of the debtors filed with the court a motion for reconsideration of the election order. The motion was denied, and the secured creditors appealed the denial to the United States District Court for the District of Maryland, Northern Division. The appeal of the election order is still pending, but has been administratively stayed. Until the appeal is dismissed, there is uncertainty as to the status of these C Block licenses. The District Court could order the return of these licenses to the jurisdiction of the bankruptcy court. In the event that these licenses are so returned, it is unlikely that we will be able to recoup any or all of the costs incurred by us in connection with the construction and development of systems related to such licenses.

        Finally, FCC Auction No. 35, in which we and a joint venture in which we hold an interest participated, includes many licenses that are the subject of pending litigation by the original licensee, NextWave Communications, Inc. NextWave appealed to the U.S. Court of Appeals for the D.C. Circuit the FCC's action canceling NextWave's licenses and reclaiming the spectrum and continues to pursue its administrative remedies. There is no assurance that NextWave will not prevail in its lawsuit, and that the FCC will not be obligated to return the licenses to NextWave, even if we or the joint venture in which we hold an interest is awarded any of the licenses for which it was the highest bidder at auction.

        Loss of any of our licenses will reduce or eliminate our ability to own interests in markets where the licenses are lost, thereby reducing our ability to compete with other national competitors.

CONCERNS OVER MEDIA REPORTS REGARDING THE EFFECT OF RADIO FREQUENCY EMISSIONS ON MEDICAL DEVICES AND OTHER POTENTIAL NEGATIVE HEALTH EFFECTS RELATED TO THE USE OF WIRELESS HANDSETS MAY DISCOURAGE USE OF WIRELESS SERVICES AND ADVERSELY AFFECT OUR BUSINESS

        Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers, and at least one class action lawsuit has been filed in the U.S. against wireless service providers and handset manufacturers relating to these issues. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect our business. Some governments may propose legislation mandating health warnings pending the outcome of research concerning the health and safety risks of wireless handsets.

        Negative findings of studies concerning health and safety risks of wireless handsets could have an adverse effect on the wireless industry, our business, or the use of GSM wireless technology and could lead to governmental regulations that may have an adverse effect on our business. In addition, several states in the U.S. have proposed or enacted legislation that would limit or prohibit the use and/or possession of a mobile telephone while driving an automobile. If such legislation is adopted and strictly enforced, it may have an adverse effect on our business.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY

        The market price of our common stock could fluctuate significantly in response to various factors and events, including:

        -   the perceived prospects of the company;

        -   changes in our operating results;

        - changes in, or our failure to meet, financial estimates by securities analysts; and

        -   developments in the wireless communications industry.

        In addition, the stock market in general and wireless industry stocks in particular have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

RISK FACTORS RELATING TO THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

THE VALUE OF DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES OUR STOCKHOLDERS RECEIVE IN THE DEUTSCHE TELEKOM/VOICESTREAM MERGER MAY DECREASE SIGNIFICANTLY BETWEEN THE TIME THEY VOTE ON THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE TIME THE MERGER IS COMPLETED. AS A RESULT, AT THE TIME OUR STOCKHOLDERS VOTE ON THE DEUTSCHE TELEKOM/VOICESTREAM MERGER THEY WILL NOT KNOW THE VALUE THEY WILL RECEIVE FOR THEIR VOICESTREAM SHARES OR WHETHER THE VALUE THEY WILL RECEIVE WILL BE LESS THAN THEY PAID FOR THEIR VOICESTREAM SHARES

     The exchange ratio for the portion of the merger consideration to be paid in Deutsche Telekom shares is fixed, and the Deutsche Telekom/VoiceStream merger agreement does not contain a mechanism to adjust the exchange ratio in the event that the market price of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares declines. As a result, if the market prices of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares at the completion of the Deutsche Telekom/VoiceStream merger are lower than their market prices on the date of our special meeting to vote on the Deutsche Telekom/VoiceStream merger, the value of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares representing the portion of the merger consideration to be paid in Deutsche Telekom shares will be less than the value on the date of our special meeting and may be less than our stockholders paid for their shares of our common stock.

BECAUSE OF PRORATION OR THE TAX-RELATED ADJUSTMENT, OUR STOCKHOLDERS MAY
RECEIVE MORE STOCK AND LESS CASH, OR MORE CASH AND LESS STOCK THAN THEY ELECT TO RECEIVE, OR ARE DEEMED TO HAVE ELECTED TO RECEIVE, AND MIGHT NOT BE ABLE TO EXCHANGE THEIR VOICESTREAM COMMON STOCK IN AN ENTIRELY TAX-FREE TRANSACTION

        The consideration to be received by our stockholders in the Deutsche Telekom/VoiceStream merger is subject to proration to preserve the limitations on the maximum amount of cash and Deutsche Telekom shares to be issued in the Deutsche Telekom/VoiceStream merger for outstanding VoiceStream common shares. In addition, all three types of elections are subject to a tax-related adjustment that would reduce the total amount of cash to be received in the Deutsche Telekom/VoiceStream merger to the extent necessary to preserve tax-free treatment of the receipt of Deutsche Telekom shares by our stockholders for U.S. federal income tax purposes. Based on a number of factors, the tax-related adjustment generally would be triggered if the trading price of Deutsche Telekom shares immediately prior to the completion of the merger is less than approximately $47.10, but could also be triggered at a higher trading price. IF THE MERGER HAD CLOSED ON February 7, 2001, AND NO DISSENTERS' RIGHTS HAD BEEN EXERCISED, WHICH MAY NOT BE THE CASE, THE TAX-RELATED ADJUSTMENT WOULD HAVE BEEN NECESSARY AND, AS A RESULT, THE AMOUNT OF CASH TO BE PAID TO EACH OF OUR STOCKHOLDERS RECEIVING CASH IN THE DEUTSCHE TELEKOM/VOICESTREAM MERGER WOULD HAVE BEEN REDUCED BY APPROXIMATELY 29%, WITH ADDITIONAL DEUTSCHE TELEKOM SHARES, WHICH WOULD HAVE BEEN OF A SLIGHTLY GREATER VALUE, ISSUED IN SUBSTITUTION.

        Accordingly, holders of our common stock may not receive the type of consideration they elect to receive in the Deutsche Telekom/VoiceStream merger. If a holder of our common stock elects to receive all of the merger consideration in cash and the cash portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in Deutsche Telekom shares. Similarly, if a holder elects to receive all of the merger consideration in Deutsche Telekom shares and the Deutsche Telekom share portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in cash. As of the date of this document, the non-prorated $200 value of the cash election is substantially greater than the current value of the stock and mixed elections. If this remains true at the election deadline, it is expected that all or nearly all of our stockholders will make the cash election. If this occurs, our stockholders making the cash election will receive a mix of cash and Deutsche Telekom shares, in a proportion very close to or equal to the mixed election. Further, in all cases, if it is necessary to reduce the amount of cash to be paid in order to preserve beneficial U.S. tax treatment, holders, including those holders making a mixed election, may receive more Deutsche Telekom shares than they elected even after accounting for proration and such additional Deutsche Telekom shares may have a value that is less than the amount of the cash that those shares replace. In addition, because the receipt of cash in the Deutsche Telekom/VoiceStream merger may be taxable to our stockholders, our stockholders might not be able to exchange our common stock in an entirely tax-free transaction.


        OUR BOARD HAS THE RIGHT TO TERMINATE THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AGREEMENT IF THE PRICE OF DEUTSCHE TELEKOM SHARES CLOSE TO THE TIME OF THE DEUTSCHE TELEKOM/VOICESTREAM MERGER IS BELOW 33 EUROS, BUT IF OUR BOARD DOES NOT EXERCISE THIS RIGHT, THEN THE MARKET VALUE OF ANY ADDITIONAL DEUTSCHE TELEKOM SHARES ISSUED IN THE TAX-RELATED ADJUSTMENT WILL LIKELY BE LESS THAN THE VALUE OF THE CASH THAT THOSE SHARES REPLACE.

        We have the right to terminate the Deutsche Telekom/VoiceStream merger agreement if the average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment to the cash amount of the merger consideration in the Deutsche Telekom/VoiceStream merger, as calculated close to the time that the Deutsche Telekom/VoiceStream merger is completed, is less than 33 euros. The average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment, if necessary, will be calculated by taking the average trading price of those shares on the Frankfurt Stock Exchange on seven trading days randomly selected from the 15 trading days immediately preceding the date on which any tax-related adjustment determination is to be made, which will be very close to the time the Deutsche Telekom/VoiceStream merger is completed. However, even if the Deutsche Telekom ordinary share price reaches this level, our board of directors may or may not exercise its right to terminate the Deutsche Telekom/VoiceStream merger agreement. In this circumstance, in the event a portion of the cash consideration is replaced with Deutsche Telekom shares to preserve the beneficial tax treatment, it is likely that the market value of the additional Deutsche Telekom shares that our stockholders will receive in substitution for the reduced cash amount will be less than the value of the cash amount that those shares replace.

REGULATORS MAY IMPOSE CONDITIONS THAT REDUCE THE ANTICIPATED BENEFITS FROM THE MERGERS. AS A RESULT, THE PRICE OF THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES MAY BE ADVERSELY AFFECTED

        As a condition to completing the Deutsche Telekom/VoiceStream merger, we must obtain the approval of various regulatory authorities, including the FCC and the Committee on Foreign Investment in the United States. Any of these entities could impose conditions or restrictions on their approvals and we might not be able to obtain these approvals without conditions or restrictions that are materially adverse to us. Depending on their nature and extent, any conditions, restrictions or waivers may jeopardize or delay completion of the Deutsche Telekom/VoiceStream merger or may lessen the anticipated potential benefits of the merger. In addition, regulatory authorities could impose conditions or restrictions on their approvals of the Deutsche Telekom/Powertel merger, which may jeopardize or delay completion of or lessen the anticipated potential benefits of the Deutsche Telekom/Powertel merger.

        The Deutsche Telekom/VoiceStream merger and the Deutsche
Telekom/Powertel merger may be terminated in the event that the conditions or restrictions imposed by the regulatory authorities are materially adverse to Deutsche Telekom.

        However, even if these conditions or restrictions are imposed, the Deutsche Telekom management board or our board may or may not exercise its right to terminate the Deutsche Telekom/VoiceStream merger agreement and the Deutsche Telekom management board might not exercise its right to terminate the Deutsche Telekom/Powertel merger agreement, or might waive conditions to the completion of the mergers or the Deutsche Telekom management board might take actions that it is not required to take in connection with receipt of the necessary regulatory approvals. If we were to proceed with the Deutsche Telekom/VoiceStream merger despite the imposition of these conditions or restrictions, or should we take such actions, they might result in a material adverse effect on Deutsche Telekom and the price of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares. Similarly, even if such conditions or restrictions are imposed on the Deutsche Telekom/Powertel merger, Deutsche Telekom and Powertel might not terminate the Deutsche Telekom/Powertel merger agreement, or might waive conditions to the completion of the Deutsche Telekom/Powertel merger or take actions that they are not required to take in connection with receipt of the necessary regulatory approvals under the Deutsche Telekom/Powertel merger agreement. If Deutsche Telekom and Powertel were to proceed with the Deutsche Telekom/Powertel merger despite the imposition of these conditions or restrictions, or take such actions, they might result in a material adverse effect on Deutsche Telekom and the price of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

SALES VOLUME OF OUR COMMON STOCK AFTER STOCKHOLDER APPROVAL IS OBTAINED AND BEFORE THE DEUTSCHE TELEKOM/VOICESTREAM MERGER IS COMPLETED, AND OF DEUTSCHE TELEKOM ADSs, AND DEUTSCHE TELEKOM ORDINARY SHARES BEFORE AND AFTER THE MERGERS ARE COMPLETED, MAY INCREASE SIGNIFICANTLY. AS A RESULT, THE MARKET PRICE FOR AND THE ABILITY TO SELL IN THE MARKET OUR COMMON STOCK BEFORE THE DEUTSCHE TELEKOM/VOICESTREAM MERGER IS COMPLETED AND THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES BEFORE AND AFTER THE DEUTSCHE TELEKOM/VOICESTREAM AND DEUTSCHE TELEKOM/POWERTEL MERGERS ARE COMPLETED, MAY BE ADVERSELY AFFECTED.

        For a number of reasons, a substantial number of our stockholders, including our principal stockholders, may wish to sell their shares of our common stock prior to completion of the Deutsche Telekom/VoiceStream merger, or Deutsche Telekom ADSs, or Deutsche Telekom ordinary shares that they will receive in the Deutsche Telekom/VoiceStream merger, and Deutsche Telekom's two largest shareholders may sell all or a substantial amount of Deutsche Telekom ordinary shares that they currently hold. In addition, the market price of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares may be adversely affected by arbitrage activities occurring prior to the completion of the Deutsche Telekom/VoiceStream merger. These sales or the prospects of future such sales could adversely affect the market price for and the ability to sell in the market our common stock before the Deutsche Telekom/VoiceStream merger is completed and the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares before and after the Deutsche Telekom/VoiceStream merger is completed.

DEUTSCHE TELEKOM, VOICESTREAM AND POWERTEL MAY FAIL TO INTEGRATE THEIR OPERATIONS SUCCESSFULLY. AS A RESULT, THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGERS MIGHT NOT BE ACHIEVED, AND THE PRICE OF THE DEUTSCHE TELEKOM ADSs AND THE DEUTSCHE TELEKOM ORDINARY SHARES MIGHT BE ADVERSELY AFFECTED

        The Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger will combine three companies that have previously operated independently. The companies expect to face significant challenges in consolidating operations, integrating the organizations and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining key VoiceStream and Powertel executives and other personnel. The integration of Deutsche Telekom, VoiceStream and Powertel also will require substantial attention from management, particularly in light of the geographically dispersed operations and different business cultures and compensation structures at the three companies. In addition, after the completion of the mergers, Deutsche Telekom may elect, or be required, to refinance or renegotiate all or a portion of the VoiceStream and Powertel long-term debt and, in doing so, Deutsche Telekom may incur additional costs. The diversion of management attention and any difficulties associated with integrating the three companies could have a material adverse effect on the revenues, the level of expenses and the operating and financial results of Deutsche Telekom and the value of the Deutsche Telekom ADSs and the Deutsche Telekom ordinary shares.

THE INCREASED DEPRECIATION AND AMORTIZATION EXPENSE ASSOCIATED WITH THE DEUTSCHE TELEKOM/VOICESTREAM AND DEUTSCHE TELEKOM/POWERTEL MERGERS AND THE INCREASED CAPITAL EXPENDITURES TO BE INCURRED TO CONTINUE BUILDING OUT THE VOICESTREAM AND POWERTEL MOBILE NETWORKS IN THE UNITED STATES MAY HAVE A SIGNIFICANT ADVERSE EFFECT ON DEUTSCHE TELEKOM'S FINANCIAL RESULTS

         Deutsche Telekom expects to recognize substantial additional depreciation and amortization expense as a result of the allocation of the purchase price of the mergers to tangible and intangible assets. Goodwill resulting from the mergers is expected to be amortized over 20 years and certain other tangible and intangible assets are expected to be amortized over useful lives ranging from three to 20 years. In addition, VoiceStream and Powertel have incurred substantial operating losses and generated negative cash flow from operating activities and expect to incur significant operating losses and to generate negative cash flow during the next several years while they continue to develop and construct their systems and grow their subscriber base. On a pro forma basis, the combined statement of operations for Deutsche Telekom, VoiceStream and Powertel for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflects a net loss of euro 3,109.3 million and net income of euro 4,606.6 million, respectively, in accordance with German GAAP and a net loss of euro 3,516.9 million and net income of euro 5,493.7 million, respectively, in accordance with US GAAP, as compared to Deutsche Telekom's net income for such periods of euro 1,253.0 million and euro 8,445.0 million, respectively, in accordance with German GAAP and euro 1,513.0 million and euro 9,812.0 million, respectively, in accordance with US GAAP.

RISK FACTORS RELATING TO THE VOICESTREAM/POWERTEL MERGER

POWERTEL HAS SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND WE MAY NOT BECOME PROFITABLE FOLLOWING THE VOICESTREAM/POWERTEL MERGER

         Powertel sustained operating losses of approximately $61.8 million for the nine months ended September 30, 2000, and $145.9 million in fiscal 1999, $172.2 million in fiscal 1998 and $135.1 million in fiscal 1997. At September 30, 2000, Powertel had an accumulated deficit of approximately $718.0 million and negative equity, net of accumulated deficit, of $197.3 million. After the VoiceStream/Powertel merger, we might not be able to achieve or sustain profitability or positive cash flow from operating activities in the future and we might not generate sufficient cash flow to service current or future debt requirements.

POWERTEL IS AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE IT HAS ENTERED INTO JOINT VENTURES THAT IT DOES NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

        Like us, Powertel did not qualify to obtain C and F Block licenses. In order to continue expansion of service to Powertel customers, Powertel has obtained a 49.9% minority interest in an affiliate of Eliska Wireless Ventures I, Inc., an entity that is qualified to hold licenses that Powertel could not directly obtain. Eliska Wireless holds C and F Block licenses that it purchased from DiGiPH PCS, Inc. Powertel also has a creditor relationship with another Eliska Wireless entity, which holds two designated entity licenses. It is anticipated that Powertel customers, through reseller, roaming or other contractual arrangements between Powertel and the Eliska Wireless entity, will be able to obtain service in these markets. In all markets where these entities operate, Powertel is at risk because these entities are in control and can choose to operate independently of Powertel. If these entities choose to operate independently, Powertel's ability to compete on a regional scale and our ability, following completion of the merger with Powertel, to compete on a national scale may be adversely affected.

THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE VOICESTREAM/POWERTEL MERGER AND COULD DELAY OR REFUSE TO APPROVE THE VOICESTREAM/POWERTEL MERGER OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS OR FINANCIAL CONDITION

         The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of Powertel's PCS licenses to us. Completion of the VoiceStream/Powertel merger is conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent to the VoiceStream/Powertel merger, there might be actions by the FCC or the courts that would delay or prevent finality.

        The FCC might not grant the application for transfer of control or the FCC might grant the application with conditions. In addition, there might be a delay caused by the filing of a challenge to the transfer and assignment application. Conditions imposed on any licenses granted or delays in granting of the licenses could impair the value of the licenses and reduce the value of our common stock, and could lead to our inability to obtain financing necessary for our growth. If we are denied a license in a market we will not be able to operate in that market unless we obtain rights to another license existing from its current owner or acquire through an FCC auction a new license for that market.

WE MAY FAIL TO INTEGRATE SUCCESSFULLY OUR OPERATIONS WITH THOSE OF POWERTEL. AS A RESULT, WE MAY NOT ACHIEVE THE ANTICIPATED POTENTIAL BENEFITS OF THE VOICESTREAM/POWERTEL MERGER AND THE PRICE OF OUR COMMON STOCK MIGHT BE ADVERSELY AFFECTED

         We expect to face significant challenges in consolidating operations, integrating our and Powertel's organizations and services in a timely and efficient manner, refinancing or consolidating indebtedness and retaining key Powertel executives and other personnel. The integration of VoiceStream and Powertel also will require substantial attention from management. The diversion of management attention, any requirement that we refinance Powertel debt and any difficulties associated with integrating the companies could have a material adverse effect on our revenues, the level of our expenses, our operating results and the value of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents we are incorporating by reference, contain forward-looking statements that we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Any document we filed or will file with the SEC also may include forward-looking statements. We have made and may in the future make other written or oral forward-looking statements. Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance. Forward-looking statements generally are identified by the words "expects," "anticipates," "believes," "intends," "estimates," and similar expressions.

         The forward-looking statements are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Our actual results, performances, or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements made in or incorporated by reference into this document. Accordingly, our actual results following the VoiceStream/Powertel merger or the actual results of Deutsche Telekom following the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

o    those we discuss under "Risk Factors";

o    those we discuss or identify in our public filings with the SEC;

o risks and uncertainties with respect to our expectations regarding the benefits anticipated from the Deutsche Telekom/VoiceStream merger and the VoiceStream/Powertel merger;

o for the Deutsche Telekom/VoiceStream merger, effects of foreign exchange rate fluctuations;

o level of demand for telecommunications services, including with regard to wireless telecommunications services, access lines, traffic and new higher value products;

o competitive forces, including pricing pressures, technological developments, alternative routing developments and our ability to gain market share in new markets and our ability to retain market share in existing markets in the face of competition from existing and new market entrants;

o for the Deutsche Telekom/VoiceStream and Deutsche Telekom/Powertel mergers, effects of Deutsche Telekom's tariff reduction initiatives, particularly in Deutsche Telekom's core telephony business, but also with regard to many other areas;

o regulatory developments and changes, including with respect to the levels of tariffs, terms of interconnection, customer access and international settlement arrangements;

o    outcome of litigation in which we are involved;

o success of new business, operating and financial initiatives, many of which involve start-up costs, and new systems and applications;

o    our and Powertel's high level of debt, which may need to be refinanced;

o    ability to attract and retain qualified personnel;

o    product liability and other claims asserted against us;

o concerns over radio frequency emissions or other health and safety risks related to the use of wireless handsets;

o    progress of our joint ventures and alliances;

o impact of unusual items resulting from ongoing evaluations of our strategies;

o availability, terms and deployment of capital, particularly in view of our debt refinancing needs, including the possible refinancing of our and Powertel's debt, and the impact of regulatory and competitive developments on capital outlays;

o level of demand in the market for our shares, which can affect our acquisition strategies;

o    our ability to achieve cost savings and realize productivity improvements;
     and

o general economic conditions, government and regulatory policies, new legislation and business conditions in the markets we and our affiliates serve.

     Our actual results, performance or achievement or the actual results, performance or achievement of the combined companies following the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger or following the VoiceStream/Powertel merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on our results of operations and financial condition or the results of operations and financial condition of the combined companies following the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger or the VoiceStream/Powertel merger.


                                 USE OF PROCEEDS

         All net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

         The following table sets forth, as of the date of this prospectus, with respect to the selling shareholders the shares of common stock beneficially owned by each selling shareholder that may be offered under this prospectus.

 ------------------------------------------------------------------------------------------------------------
 Shareholder                                 Number of shares         Number of shares    Percent ownership
                                             at date of prospectus    after sale          after sale (if >1%)
 ------------------------------------------------------------------------------------------------------------
 Robert R. Stapleton                         40,324                   *                   *
 ------------------------------------------------------------------------------------------------------------
 Cregg B. Baumbaugh                          21,988                   *                   *
 ------------------------------------------------------------------------------------------------------------
 Donald Guthrie                              16,233                   *                   *
 ------------------------------------------------------------------------------------------------------------
 Alan R. Bender                              13,575                   *                   *
 ------------------------------------------------------------------------------------------------------------

        *The selling shareholders may offer all, some or none of the common stock. Accordingly, no estimate can be given as to the amount of common stock that will be held by the selling shareholders upon termination of any sales.

The shares of our common stock to which this prospectus relate are being registered for reoffers and resales by the selling shareholders, who acquired the shares pursuant to our 2000 Executive Restricted Stock Plan. All of the selling shareholders are executive officers of VoiceStream.

        Robert R. Stapleton has been a director of VoiceStream since April 1999 and President of VoiceStream since its formation in 1994. Effective April 1998, Mr. Stapleton became responsible for all operations of VoiceStream. Mr. Stapleton was President of Western Wireless and one of its predecessors from 1992 to May 1999.

        Cregg B. Baumbaugh is the Executive Vice President - Finance, Strategy and Development of VoiceStream. Mr. Baumbaugh served as Senior Vice President - Corporate Development of VoiceStream and Western Wireless from 1994 to 1999. Mr. Baumbaugh was a director of VoiceStream from its inception in 1994 until February 1998. From November 1989 through 1999, Mr. Baumbaugh served in various positions with Western Wireless and its predecessor, including Vice President - Business Development.

        Donald Guthrie has been a director of VoiceStream since April 1999 and has been Vice Chairman since February 1998. He has also served as Vice Chairman of Western Wireless since November 1995. From February 1997 to April 1999, he also served as the Chief Financial Officer of Western Wireless.

        Alan R. Bender is the Executive Vice President, General Counsel and Secretary of VoiceStream. From 1990 to 1999, Mr. Bender held various positions with Western Wireless, VoiceStream and their respective predecessors, including Senior Vice President and General Counsel from 1994 to 1999.

        VoiceStream will pay the costs and fees of registering the common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

        The selling shareholders may sell the common stock from time to time in negotiated transactions, market transactions in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common stock through:

        - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

        - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

        - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        When selling the common stock, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

        - enter into transactions involving short sales of the common stock and delivery by or through broker-dealers of such stock to close out short positions;

        - sell common stock short themselves and deliver such stock to close out their short positions;

        - enter into option or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

        - loan or pledge the common stock to a dealer, who may sell the loaned stock, deliver the loaned stock to a buyer or, in the event of default, sell the pledged stock.

        The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

        In addition to selling their common stock under this prospectus, the selling shareholders may:

        - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the 1933 Act;

        - transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

        - sell their common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                  LEGAL MATTERS

         For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the common stock. As of the date of this prospectus, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for VoiceStream own in the aggregate fewer than 60,000 shares of common stock.

                                     EXPERTS

        The consolidated financial statements of VoiceStream and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated by reference in this Prospectus from VoiceStream's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Omnipoint and its subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this Prospectus by reference to VoiceStream's Current Report on Form 8-K dated September 29, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Aerial and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Aerial's Form 10-K, incorporated into this document by reference to VoiceStream's Current Report on Form 8-K, dated March 23, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in auditing and accounting in giving said reports.

        The consolidated financial statements of Powertel and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31 1999, incorporated by reference in VoiceStream's Proxy Statement/Prospectus on Form S-4 filed October 4, 2000, as amended, which is itself incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect hereto, and are included herein in reliance upon their authority as experts in auditing and accounting in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

- GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference room in Washington, D.C., located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

- STOCK MARKET. Our common stock is traded as a "National Market Security" on the Nasdaq National Market. Material filed by VoiceStream can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

- INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

1. VoiceStream's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 1999.

2. VoiceStream's Quarterly Reports on Forms 10-Q and 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

3. VoiceStream's Current Reports on Forms 8-K and 8-K/A filed February 2, 2001, December 20, 2000, October 11, 2000, September 29, 2000, September 8, 2000, August 31, 2000, July 28, 2000, May 16, 2000, May 5, 2000, March 23,
     2000, and March 3, 2000.

4.   VoiceStream's Proxy Statement on Form 14A filed October 3, 2000.

5. VoiceStream's Proxy Statement/Prospectus on Form S-4 filed October 4, 2000, as amended, File number 333-47306.

6. The description of the common stock of VoiceStream, which is contained in the registration statement of VoiceStream filed on Form S-4 on January 24, 2000.

You may request free copies of these filings by writing or telephoning us at the following address:

                  VoiceStream Wireless Corporation
                  12920 SE 38th Street
                  Bellevue, Washington 98006
                  Attn: Investor Relations
                  (425) 378-4000
                  email:  investor.relations@voicestream.com

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by VoiceStream, are incorporated herein by reference and made a part hereof:

1. VoiceStream's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 1999.

2. VoiceStream's Quarterly Reports on Forms 10-Q and 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

3. VoiceStream's Current Reports on Forms 8-K and 8-K/A filed February 2, 2001, December 20, 2000, October 11, 2000, September 29, 2000, September 8, 2000, August 31, 2000, July 28, 2000, May 16, 2000, May 5, 2000, March 23, 2000, and
March 3, 2000.

4. The description of the common stock of VoiceStream, which is contained in the registration statement of VoiceStream filed on Form S-4 on January 24, 2000.

        All documents filed by VoiceStream pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        Legal matters in connection with the securities registered hereby were passed upon by Preston Gates & Ellis LLP, Seattle, Washington. Partners and attorneys employed by that firm hold less than 60,000 shares of VoiceStream common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Pursuant to the Delaware General Corporation Law, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The Delaware General Corporation Law also establishes several mandatory rules for indemnification.

        In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware General Corporation Law's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

        VoiceStream's bylaws provide for mandatory indemnification of VoiceStream's officers and directors and certain other persons to the fullest extent permissible under Delaware law. In addition, VoiceStream has entered into an indemnification agreement with each of its executive officers and directors. Pursuant to this indemnification agreement, VoiceStream will indemnify the executive officer or director against certain liabilities arising by reason of the executive officer's or the director's affiliation with VoiceStream.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        The shares were issued for employment services rendered by four senior executives of VoiceStream. These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

ITEM 8. EXHIBITS

   EXHIBIT                            DESCRIPTION
   -------                            -----------
     5.1        --  Opinion of Preston Gates & Ellis LLP
     23.1       --  Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
     23.2       --  Consent of Arthur Andersen LLP
     23.3       --  Consent of Arthur Andersen LLP
     23.4       --  Consent of PricewaterhouseCoopers LLP
     24.1       --  Power of Attorney (included on signature page of this
                    Registration Statement)


ITEM 9. UNDERTAKINGS

        (a) The registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on February 13, 2001.

                               VOICESTREAM WIRELESS CORPORATION

                               /s/ ALAN R. BENDER
                               -------------------------------------------------
                               Alan R. Bender
                               Executive Vice President

                                POWER OF ATTORNEY

         KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Stanton and Alan R. Bender, or either of them acting individually, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 13, 2001 by the following persons in the capacities indicated.


Signature                           Title
---------                           -----
/s/ John W. Stanton                 Chairman of the Board, Chief Executive
-----------------------------       Officer, Director (Principal Executive
John W. Stanton                     Officer)


/s/ Donald Guthrie                  Vice Chairman and Director
-----------------------------       (Principal Financial Officer)
Donald Guthrie


/s/ Allyn P. Hebner                 Vice President, Controller and Principal
-----------------------------       Accounting Officer
Allyn P. Hebner


/s/ Robert R. Stapleton             President and Director
-----------------------------
Robert R. Stapleton


/s/ Douglas G. Smith                Vice Chairman and Director
-----------------------------
Douglas G. Smith



/s/ SUSAN M.F. WOO CHOW             Director
-----------------------------
Susan M.F. Woo Chow


/s/ MITCHELL R. COHEN               Director
-----------------------------
Mitchell R. Cohen


/s/ DANIEL J. EVANS                 Director
-----------------------------
Daniel J. Evans


/s/ RICHARD L. FIELDS               Director
-----------------------------
Richard L. Fields


/s/ CANNING K.N. FOK                Director
-----------------------------
Canning K.N. Fok


/s/ JONATHAN M. NELSON              Director
-----------------------------
Jonathan M. Nelson


/s/ TERENCE M. O'TOOLE              Director
-----------------------------
Terence M. O'Toole


/s/ JAMES N. PERRY, JR.             Director
-----------------------------
James N. Perry, Jr.


/s/ KAJ-ERIK RELANDER               Director
-----------------------------
Kaj-Erik Relander


/s/ JAMES J. ROSS                   Director
-----------------------------
James J. Ross


/s/ FRANK J. SIXT                   Director
-----------------------------
Frank J. Sixt


/s/ HANS SNOOK                      Director
-----------------------------
Hans Snook

             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8


   EXHIBIT                                    DESCRIPTION
   -------                                    -----------
     5.1         --   Opinion of Preston Gates & Ellis LLP
     23.1        --   Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
     23.2        --   Consent of Arthur Andersen LLP
     23.3        --   Consent of Arthur Andersen LLP
     23.4        --   Consent of PricewaterhouseCoopers LLP
     24.1        --   Power of Attorney (included on signature page of this
                      Registration Statement)